Exhibit 10.6

DELEK LOGISTICS GP, LLC

2012 LONG-TERM INCENTIVE PLAN

DIRECTOR PHANTOM UNIT AGREEMENT

This Phantom Unit Agreement (“Agreement”) between Delek Logistics GP, LLC (the “Company”) and                  (the “Participant”), regarding an award (“Award”) of                  Phantom Units (as defined in the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan (the “Plan”)) granted to the Participant on                 , 20     (the “Grant Date”), such number of Phantom Units subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:

1. Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as otherwise provided herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2. Vesting Schedule; Settlement.

(a) Except as otherwise provided herein or the Plan, the Phantom Units shall vest with respect to 10% of the Units subject thereto on each June 10th and December 10th following the Grant Date through December 10, 2017; provided that the Participant remains in continuous service with the Company or its Affiliates through each applicable vesting date. The Participant shall forfeit the unvested portion of the Phantom Units upon the termination of the Participant’s service with the Company or its Affiliates.

(b) Upon the occurrence of an Exchange Transaction, the treatment of the Phantom Units shall be governed by Section 9 of the Plan.

(c) Within 60 calendar days following vesting with respect to a Phantom Unit, the Participant shall be entitled to receive a Unit. Units will be evidenced, at the sole option and in the sole discretion of the Committee, either (i) in book-entry form in the Participant’s name in the Unit register of the Partnership maintained by the Partnership’s transfer agent or (ii) a unit certificate issued in the Participant’s name. Upon delivery of a Unit in respect of a Phantom Unit, such Phantom Unit shall cease to be outstanding in the Participant’s notional account described in Section 3.

3. Distribution Equivalent Rights. During the Restricted Period, the Award of Phantom Units hereunder shall be evidenced by entry in a bookkeeping account and shall include a tandem Distribution Equivalent Right with respect to the Phantom Units. Distribution Equivalent Rights shall be paid with respect to all cash distributions. Pursuant to the Distribution Equivalent Right, cash distributions paid with respect to Phantom Units shall not be distributed when paid but shall be distributed to the Participant in cash upon vesting of the related Phantom Unit, subject to the same terms and conditions as such Phantom Unit. Upon forfeiture of a Phantom Unit pursuant to this Agreement, the corresponding Distribution Equivalent Right shall also be forfeited.

4. Rights as Unitholder; Delivery of Units. Until delivery of Units as described in Section 2(c), the Participant shall have no rights as a unitholder as a result of the grant of Phantom Units hereunder. The Company shall not be obligated to deliver any Units if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulations of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Units are listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of Units to comply with any such law, rule, regulations or agreement.

5. Assignment of Award. The Participant’s rights under this Agreement and the Plan are personal; no assignment or transfer of the Participant’s rights under and interest in this Award may be made by the Participant other than by will, by beneficiary designation, by the laws of descent and distribution or by a qualified domestic relations order.

6. No Service Guaranteed. No provision of this Agreement shall confer any right upon the Participant to continue serving as a Director.

7. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware.

8. Amendment. This Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Company and the Participant.

9. Section 409A

(a) The Phantom Units granted pursuant to this Agreement are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for the Phantom Units if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if any Plan provision or this Agreement results in the imposition of an additional tax under Code Section 409A, that Plan provision or provision of this Agreement shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to the Phantom Units.

(b) Notwithstanding any provision of the Agreement to the contrary, if the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Phantom Units payable or settled on account of a separation from service that are deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (i) the first business day following the expiration of six months from the Participant’s separation from service, (ii) the date of the Participant’s death, or (iii) such earlier date as complies with the requirements of Code Section 409A.

(c) For all purposes of this Agreement, the Participant shall be considered to have terminated service with the Company and its Affiliates when the Participant incurs a “separation from service” with the Company within the meaning of Treasury Regulation § 1.409A-1(h).

[signatures on next page]

DELEK LOGISTICS GP, LLC

Date:	___________________________	By:
Name:
Title:

The Participant hereby accepts the foregoing Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

PARTICIPANT:

Date:	___________________________
[Name]

Signature Page to Phantom Unit Agreement